Exhibit 99.5

CONSENT TO REFERENCE IN PROXY STATEMENT/

PROSPECTUS

November 22, 2022

Apollomics Inc.

989 E. Hillsdale Boulevard, Suite 220

Foster City, CA 94404

In connection with the filing by Apollomics Inc. (the “Company”) of the Registration Statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Sincerely,

/s/ Glenn S. Vraniak
Glenn S. Vraniak